Exhibit 99.1

Capital Resource Funding Announces Completion of Share Exchange With Da Lian Xin Yang High-TechDevelopment

LIAONING PROVINCE, China, March 6 /PRNewswire-FirstCall/ — Capital Resource Funding, Inc. (OTC Bulletin Board: CRFU — News), announced today that on February 28, 2007, Capital Resource completed a share exchange pursuant to a Plan of Exchange, dated September 6, 2006 with Da Lian Xin Yang High-Tech Development Co. Ltd., a corporation organized and existing under the laws of the Peoples’ Republic of China (“DLX”), DLX’s shareholders, and David Koran, the former controlling shareholder and former Chief Executive Officer. Under the Agreement, Mr. Wang Bin, our new President and Chief Executive Officer, received 9,500,000 shares of Capital Resource common stock from Mr. Koran for $600,000 in cash and DLX shareholders received 30,000,000 shares of Capital Resources’ newly issued common stock in exchange for a 70% ownership interest in DLX. As a result, we underwent a change in control, whereby the DLX shareholders now own an aggregate of 39,500,000 shares, representing 93% of our common stock issued and outstanding. Detailed information on the share exchange can be found in Form 8-K filed at http://www.sec.gov.

About Capital Resource Funding, Inc.

Capital Resource Funding, Inc. produces anode materials used in lithium ion batteries. Lithium ion batteries continue to gain in popularity due to their versatility, high energy density and capacity, high voltage, compact size, light weight, and excellent energy retention characteristics. They are used in mobile phones, PDAs, laptops, and digital cameras, as well as electric automobiles and solar and wind energy storage units. Capital Resources conducts its operations through Da Lian Xin Yang High-Tech Development Co. Ltd. (“DLX”), a wholly owned subsidiary located in China. DLX primarily produces cobaltosic oxide and lithium cobalt oxide and also engages in the research and development of new technologies to be used in the lithium ion battery market. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in China.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.